Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into this 5th day of June, 2014, by and among Jack Cooper Holdings Corp., a Delaware corporation (the “Company”), JCH Parent, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Parent”), and JCHC Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”), of which 8,000,000 shares are Class A Common Stock (“Class A Common Stock”) and 2,000,000 shares are Class B Common Stock (Class B Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”);

WHEREAS, as of the date hereof, there are 800,810 shares of Class A Common Stock issued and outstanding, 330,379 shares of Class B Common Stock issued and outstanding, and no shares of Company Preferred Stock issued and outstanding;

WHEREAS, as of the date hereof, there are stock options to purchase 89,294 shares of Class B Common Stock outstanding and unexercised (each, a “Company Option”);

WHEREAS, as of the date hereof, there are warrants to purchase 104,110 shares of Class B Common Stock outstanding and unexercised (each, a “Company Warrant”);

WHEREAS, the authorized capital stock of Parent consists of (i) 10,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), of which 8,000,000 shares are Class A Common Stock (“Parent Class A Common Stock”) and 2,000,000 shares are Class B Common Stock (Parent Class B Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”);

WHEREAS, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), all of which are issued and outstanding and held of record by Parent;

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Parent Common Stock and the Parent Preferred Stock are identical to those of the Company Common Stock and the Company Preferred Stock, respectively;

WHEREAS, the Certificate of Incorporation of Parent and the Bylaws of Parent, in effect immediately after the Effective Time (as defined below) will contain provisions identical to the Certificate of Incorporation, as amended, of the Company and the Bylaws of the Company immediately prior to the Effective Time (other than with respect to matters permitted  or required by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”));

WHEREAS, the directors and officers of the Company immediately prior to the Effective Time will be the directors of Parent as of the Effective Time;

WHEREAS, Parent and Merger Sub are newly formed entities organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, the Company desires to create a new holding company structure pursuant to Section 251(g) of the DGCL by merging Merger Sub with and into the Company, pursuant to which (i) the Company will be the surviving corporation; (ii) each outstanding share of Class A Common Stock will be converted at the Effective Time into one share of Parent Class A Common Stock; (iii) each outstanding share of Class B Common Stock will be converted at the Effective Time into one share of Parent Class B Common Stock; (iv) each Company Option shall be converted at the Effective Time into a nonqualified stock option to purchase an equivalent number of shares of Parent Class B Common Stock (each, a “Parent Option”), all under the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time; and (v) each Company Warrant shall be converted at the Effective Time into a warrant to purchase an equivalent number of shares of Parent Class B Common Stock (each, a “Parent Warrant”), all under the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, all in accordance with the terms of this Agreement;

WHEREAS, it is intended that the merger contemplated by this Agreement qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as a Code Section 351 exchange, and this Agreement constitutes a “plan of reorganization” within the meaning of the applicable U.S. Treasury Regulations; and

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have each approved this Agreement and the Merger (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE 1
THE MERGER

1.1                               The Merger.  In accordance with Section 251(g) of the DGCL and subject to the terms and provisions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, and the separate existence of Merger Sub shall cease (the “Merger”).  The Company shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Company”) of the Merger and shall continue its existence as a corporation under the laws of the State of Delaware as a direct, wholly-owned subsidiary of Parent.  At the Effective Time, the Merger shall have the effects provided for herein and in Section 259 of the DGCL.

1.2                               Effective Time.  The Merger shall become effective in accordance with the provisions of Section 251 of the DGCL, upon the filing, on or after the date hereof, of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as the parties shall agree and specify in the certificate of merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3                               Certificate of Incorporation of Surviving Company.  From and after the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth below and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided by law:

1.3.1                     Article IV shall be amended in its entirety to read:

“The total number of shares of all classes of equity securities which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.0001 per share (“Common Stock”).”

1.3.2                     A new Article XIII shall be added, which shall read in its entirety:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the DGCL or this certificate of incorporation the approval of the stockholders of the Corporation, shall, pursuant to subsection 7(i)(A) of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of JCH Parent, Inc. (or any successor by merger), by the same vote as is required by the DGCL and/or this certificate of incorporation of the Corporation.”

1.4                               Bylaws of Surviving Company.  From and after the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

1.5                               Directors and Officers.  The directors and officers of the Company immediately prior to the Effective Time shall be the respective directors and officers of the Surviving Company from and after the Effective Time, each to hold office from the Effective Time until the earlier of their resignation and removal or until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Company or as otherwise provided by law.

1.6                               Additional Actions.  Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful actions that may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL.  If, at any time after the Effective Time, the Surviving Company shall determine that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, or record of otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the

Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or to otherwise carry out this Agreement.

1.7                               Reorganization.  The parties hereto intend that the transactions contemplated by this Agreement shall qualify for non-recognition treatment under Code Sections 351 and 368(a), and each party hereto will take all necessary actions in order to accomplish such intent.  This Agreement constitutes a “plan of reorganization” within the meaning of the U.S. Treasury Regulations and has been duly adopted by each party hereto as such.

ARTICLE 2
CONVERSION OF SECURITIES

2.1                               Conversion of Capital Stock and Options.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of their securities:

2.1.1                     Class A Common Stock.  Each share of  Company Class A Common Stock (or fraction of a share of Class A Common Stock) issued and outstanding immediately prior to the Effective Time (other than shares held in treasury, which shall be cancelled and retired and shall cease to exist) shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Parent Class A Common Stock.

2.1.2                     Class B Common Stock.  Each share of Company Class B Stock (or fraction of a share of Class B Common Stock) issued and outstanding immediately prior to the Effective Time (other than shares held in treasury, which shall be cancelled and retired and shall cease to exist) shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Parent Class B Common Stock.

2.1.3                     Merger Sub Common Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

2.1.4                     Parent Common Stock.  Each share of Parent Common Stock that is owned by the Company immediately prior to the Effective Time shall be cancelled and no consideration shall be provided therefor.

2.1.5                     Rights of Certificate Holders.  From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 2.2 below.

2.1.6                     Company Options.

(a)                                 Each Company Option which is then outstanding and unexercised shall cease to represent a right to acquire shares of Class B Common Stock and shall be converted into a Parent Option, which shall represent an option to acquire shares of Parent Class B Common Stock, under the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time.  The number of shares of Parent Class B Common Stock purchasable upon exercise of such Parent Option shall be equal to the number of shares of Company Common Stock that were purchasable under such converted Company Option immediately prior to the Effective Time.

(b)                                 Parent has reserved for issuance a sufficient number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under Section 2.1.6(a).

2.1.7                     Company Warrants.

(a)                                 Each Company Warrant which is then outstanding and unexercised shall cease to represent a right to acquire shares of Class B Common Stock and shall be converted into a Parent Warrant, which shall represent a warrant to acquire shares of Parent Class B Common Stock, under the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time.  The number of shares of Parent Class B Company Stock purchasable upon exercise of a Parent Warrant shall be equal to the number of shares of Class B Common Stock that were purchasable under such converted Company Warrant immediately prior to the Effective Time.

(b)                                 Parent has reserved for issuance a sufficient number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under Section 2.1.7(a).

2.2                               No Surrender of Certificates.  At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Parent will, in each case, be identical to those of the Company immediately prior to the Effective Time.  In addition, until thereafter surrendered for transfer or exchange, each outstanding stock certificate, that, immediately prior to the Effective Time, evidenced Company Common Stock shall be deemed and treated for all purposes to evidence the ownership of the number of shares of Parent Common Stock into which such shares of Company Common Stock were converted pursuant to the provisions of Section 2.1 above.

2.3                               No Appraisal Rights.  In accordance with Section 262(b) of the DGCL, no appraisal rights shall be available to holders of Company Common Stock or Company Preferred Stock in connection with the Merger.

ARTICLE 3
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

3.1                               Assumption of Stock Options, Warrants and Other Agreements.  Effective as of the Effective Time, the Company hereby assigns to Parent, and Parent hereby assumes and agrees to perform, all obligations of the Company pursuant to all outstanding stock option agreements, stockholders’ agreement, put agreements, registration rights agreements, subscription agreements, investor rights agreements and warrants to which the Company is a party, including without limitation those plans and agreements set forth on Schedule A attached hereto (collectively, the “Assumed Plans and Agreements”).  At the Effective Time, the Assumed Plans and Agreements shall be deemed amended to (i) reflect the assumption by Parent described above; (ii) provide that references to the Company shall be read to refer to Parent; and (iii) add Parent as parties with respect to qualifying participants, to the extent deemed necessary or appropriate.

ARTICLE 4
CERTAIN COVENANTS

4.1                               Assumed Plans and Agreements.  The Company and Parent will take or cause to be taken all actions necessary or desirable in order to implement, confirm and effectuate the assumption by Parent pursuant to Section 3.1 hereof of the Assumed Plans and Agreements.

ARTICLE 5
MISCELLANEOUS

5.1                               Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by the mutual consent of the Company, Parent and Merger Sub after determination by the Boards of Directors of the Company, Parent and Merger Sub that the Merger is not advisable or in the best interests of their respective entities.  In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Parent or Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

5.2                               Amendment.  Subject to applicable law, this Agreement may be amended, modified or supplemented by the mutual consent of the Boards of Directors of the Company, Parent and Merger Sub at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.3                               Entire Agreement.  This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other agreements, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

5.4                               Severability.  The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

5.5                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

5.6                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

JACK COOPER HOLDINGS CORP.

By:	/s/ Theo Ciupitu
Name: Theo Ciupitu
Title: Executive Vice President

PARENT:

JCH PARENT, INC.

By:	/s/ Theo Ciupitu
Name: Theo Ciupitu
Title: Executive Vice President

MERGER SUB:

JCHC MERGER SUB, INC.

By:	/s/ Theo Ciupitu
Name: Theo Ciupitu
Title: Executive Vice President

(Signature Page to Agreement and Plan of Merger)

SCHEDULE A

ASSUMED PLANS AND AGREEMENTS

Stockholders’ Agreement dated November 29, 2010

Warrant Agreement and Global Warrants dated November 29, 2010

Warrant Agreement and Global Warrants dated May 6, 2011

Warrant Agreement and Warrant dated September 16, 2013

Non-Statutory Stock Option Agreement dated November 14, 2013 between Jack Cooper Holdings Corp. and Sam Torrence

Non-Statutory Stock Option Agreement dated November 14, 2013 between Jack Cooper Holdings Corp. and Kevin McHugh

Non-Statutory Stock Option Agreement dated November 14, 2013 between Jack Cooper Holdings Corp. and Kyle Haulotte

Non-Statutory Stock Option Agreement dated November 14, 2013 between Jack Cooper Holdings Corp. and Brian Varano

Non-Statutory Stock Option Agreement dated November 14, 2013 between Jack Cooper Holdings Corp. and Joe Bercari

Non-Statutory Stock Option Agreement dated November 14, 2013 between Jack Cooper Holdings Corp. and Mike Trollinger

Non-Statutory Stock Option Agreement dated August 19, 2011 between Jack Cooper Holdings Corp. and Jim Chapman

Non-Statutory Stock Option Agreement dated August 19, 2011 between Jack Cooper Holdings Corp. and Kevin McHugh

Non-Statutory Stock Option Agreement dated August 19, 2011 between Jack Cooper Holdings Corp. and Curtis Rhodes

Non-Statutory Stock Option Agreement dated August 19, 2011 between Jack Cooper Holdings Corp. and Sam Torrence

Non-Statutory Stock Option Agreement dated December 1, 2011 between Jack Cooper Holdings Corp. and Mike Trollinger

Non-Statutory Stock Option Agreement dated December 1, 2011 between Jack Cooper Holdings Corp. and Kyle Haulette

Non-Statutory Stock Option Agreement dated November 14, 2013 between Jack Cooper Holdings Corp. and Alex Meza